Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Announces Resignation of

Roland Burris from Its Board of Directors;

Company congratulates Burris on his appointment to the U.S. Senate

OAK BROOK, Ill. (January 21, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced that Roland W. Burris, Esq., recently sworn in as the new junior senator from Illinois succeeding President Barack Obama, has resigned as a member of its board of directors effective January 15, 2009, in compliance with rules of the United States Senate.  Mr. Burris had been an independent director of Inland Real Estate Corporation since 1996.  Most recently he served as chairperson of the nominating and corporate governance committee and as a member of the audit committee.

“On behalf of the board of directors, management and shareowners of Inland Real Estate Corporation, I want to thank Roland for the expertise and guidance he has provided to the company throughout his twelve years of service on the board,” said Thomas P. D’Arcy, chairman of the board.  “While we will miss Roland’s leadership, we also wish him well as he moves to the Senate during this critical time in our nation’s history.”

“I have thoroughly enjoyed working with my fellow Inland Real Estate Corporation board members and executive management to help grow the company from inception into one of the largest shopping center owners in the Midwest,” said Mr. Burris.  “It has been an honor to represent the interests of IRC shareowners and I wish the company continued success.”

As a result of Mr. Burris’ resignation, the size of the Company’s board of directors has decreased from eight to seven members.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 145 neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.